Exhibit 10.2

SERVICES AGREEMENT, dated as of March 15, 2013, by and between Seer Mortgage Capital Advisor LLC, a Delaware limited liability company (the “Manager”) and Seer Capital Management LP, a Delaware limited partnership ( “Seer Capital”).

WITNESSETH:

WHEREAS, the Manager has entered into a management agreement (as such agreement may be amended from the to time, the ‘‘Management Agreement”), dated as of March 15, 2013, between Seer Mortgage Capital, Inc. (the “Company”) and the Manager; and

WHEREAS, Seer Capital desires to provide such services, including personnel, services and resources, to the Manager as shall be necessary to enable the Manager to perform its duties under the Management Agreement.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Provide Services. Seer Capital agrees to provide the Manager with such personnel, services and resources, and to take all other commercially reasonable actions, as shall be necessary or advisable to enable the Manager to perform all of its duties, obligations and agreements under the Management Agreement.

2. Third Party Beneficiary. Seer Capital and the Manager each understands and agrees that the provisions of Section 1 of this Agreement are for the direct benefit of the Company, and each of them hereby designates the Company as a named third party beneficiary of this Agreement. Seer Capital acknowledges and agrees that the Company shall have, as a non-exclusive remedy, a direct right of action against Seer Capital in the event of any breach by the Manager of any of its duties, obligations or agreements under the Management Agreement that arise out of or result from any breach by Seer Capital of its obligations hereunder.

3. Term. This Agreement will terminate upon the termination of the Management Agreement.

4. Fees. As consideration for the performance by Seer Capital of its duties and obligations under this Agreement, the Manager shall pay Seer Capital fees in an amount equal to [    ]% of the quarterly Base Management Fee amounts received by the Manager pursuant to the Management Agreement. Such fees shall be payable by the Manager to Seer Capital in cash within ten (10) days after receipt by the Manager of the quarterly Base Management Fee Amounts. In addition, in the event the Management Agreement is terminated or not renewed and the Manager receives any termination fee as a result of such termination or non-renewal in accordance with the terms of the Management Agreement, Seer Capital will be entitled to receive [    ]% of any such termination fee, payable in cash within ten (10) days after receipt by the Manager of the termination fee payment.

5. Assignments. This Agreement may not be assigned by any party hereto, in whole or in part, and shall terminate automatically in the event of any such assignment, unless such assignment is consented to in writing by the other party; provided, however, that Seer Capital may delegate to one or more of its affiliates performance of any of its responsibilities hereunder so long as it remains liable for any such affiliate’s performance,

6. Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Agreement, the construction its tarns and the interpretation of the rights and duties of the parties.

7. Counterparts. This Agreement may be executed and delivered by the parties to this Agreement on any number of separate counterparts (including telecopy or email transmission of scanned image), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

10. Amendments. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

[rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SEER MORTGAGE CAPITAL ADVISOR LLC

By:	/s/ Philip Weingord
Name:	Philip Weingord
Title:	Managing Member

SEER CAPITAL MANAGEMENT LP

By: Seer Capital Holdings LLC, its general partner

By:	/s/ Philip Weingord
Name:	Philip Weingord
Title:	Managing Member

3